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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

       We consent to the inclusion in this Registration Statement on Form S-3 (File No. 333-13379) of our report dated October 4, 1996, on our audits of the consolidated financial statements of Rexall Sundown, Inc. and to the incorporation by reference of our report dated October 4, 1996, on our audits of the consolidated financial statements and financial statement schedule of Rexall Sundown, Inc. as of August 31, 1995 and 1996 and for each of the three years in the period ended August 31, 1996, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts."





COOPERS & LYBRAND L.L.P.

Ft. Lauderdale, Florida
October 11, 1996